Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS SECOND QUARTER 2026 FINANCIAL AND OPERATING RESULTS

•Record 2Q consolidated revenue
•Second consecutive quarter of Las Vegas Strip Resorts year-over-year revenue growth
•All-time best Regional Operations same-store quarterly revenue

 Las Vegas, Nevada, July 29, 2026 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended June 30, 2026.

“MGM Resorts once again demonstrated the strength of our diversified portfolio with record second quarter consolidated revenue driven by a second consecutive quarter of year-over-year revenue growth for Las Vegas Strip Resorts, all-time best Regional Operations same-store quarterly revenue, and 20% year-over-year revenue growth at MGM Digital,” said Bill Hornbuckle, President and CEO of MGM Resorts International. “Alongside this momentum in our existing operations, we continue to build for the future with investment in the largest integrated resort in the world, MGM Osaka, on track for 2030 opening, as well as returns on our digital businesses.”

“Our disciplined and targeted capital allocation strategy fueled Segment Adjusted EBITDAR growth across our Las Vegas Strip Resorts, record setting results at several of our Regional Operations, and market share gains at MGM China,” said Jonathan Halkyard, CFO of MGM Resorts International. “We will continue to allocate growth capital to drive significant returns on investment with meaningful opportunities at our Las Vegas luxury offerings.”

Second Quarter 2026 Financial Highlights:
Consolidated Results
•Consolidated revenue of $4.5 billion, an increase of 1% compared to the prior year quarter
•Net income attributable to MGM Resorts was $292 million in the current quarter compared to $49 million in the prior year quarter
•Consolidated Adjusted EBITDA of $610 million in the current quarter compared to $648 million in the prior year quarter
•Diluted earnings per share of $1.11 in the current quarter compared to $0.18 in the prior year quarter
•Adjusted diluted earnings per share (“Adjusted EPS”) of $0.59 in the current quarter compared to $0.79 in the prior year quarter

Las Vegas Strip Resorts
•Revenue of $2.2 billion in the current quarter compared to $2.1 billion in the prior year quarter, an increase of 3%
•Segment Adjusted EBITDAR of $735 million in the current quarter compared to $710 million in the prior year quarter, an increase of 3%

Regional Operations
•Revenue of $924 million in the current quarter compared to $965 million in the prior year quarter, a decrease of 4%
•Same-store revenue (adjusted for dispositions) of $904 million in the current quarter compared to $879 million in the prior year quarter, an increase of 3%
•Segment Adjusted EBITDAR of $280 million in the current quarter compared to $309 million in the prior year quarter, a decrease of 9%
•Same-Store Segment Adjusted EBITDAR of $271 million in the current quarter, which was flat compared to the prior year quarter

MGM China
•Revenue of $1.1 billion in the current quarter, which was relatively flat compared to the prior year quarter
•Segment Adjusted EBITDAR of $257 million in the current quarter compared to $301 million in the prior year quarter, a decrease of 15%
•Intercompany branding license fee expense increased by $21 million over the prior year quarter

MGM Digital (1)
•Revenue of $196 million in the current quarter compared to $164 million in the prior year quarter, an increase of 20%
•Segment Adjusted EBITDAR loss of $31 million in the current quarter compared to a loss of $26 million in the prior year quarter

(1)     MGM Digital consists of LeoVegas and other consolidated subsidiaries that offer interactive gaming; it does not include the BetMGM North America Venture.
Adjusted EPS
The following table reconciles diluted earnings per share (“EPS”) to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Three Months Ended June 30,	2026	2025
Diluted earnings per share	$1.11	$0.18
Property transactions, net	(1.13)	(0.01)
Goodwill impairment	0.37	—
Non-operating items:
Loss (gain) related to debt and equity investments	0.03	(0.01)
Foreign currency transaction (gain) loss	(0.12)	0.72
Change in the fair value of foreign currency contracts	0.10	(0.12)
Income tax impact on net income adjustments(1)	0.23	0.03
Adjusted EPS	$0.59	$0.79

(1)The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.
The current year quarter includes an income tax expense of $14 million resulting from an increase in the valuation allowance on foreign tax credits.
Las Vegas Strip Resorts
The following table shows key gaming statistics for Las Vegas Strip Resorts:

Three Months Ended June 30,	2026	2025	% Change
	(Dollars in millions)
Casino revenue	$536	$457	17%
Table games drop	$1,523	$1,554	(2)%
Table games win	$451	$355	27%
Table games win %	29.6%	22.9%
Slot handle	$5,915	$5,886	—%
Slot win	$566	$549	3%
Slot win %	9.6%	9.3%
The following table shows key hotel statistics for Las Vegas Strip Resorts:

Three Months Ended June 30,	2026	2025	% Change
Room revenue (in millions)	$717	$735	(2)%
Occupancy	93%	93%
Average daily rate (ADR)	$242	$252	(4)%
Revenue per available room (RevPAR)	$224	$235	(4)%

Regional Operations
The following table shows key gaming statistics for Regional Operations:

Three Months Ended June 30,	2026	2025	% Change
	(Dollars in millions)
Casino revenue	$668	$710	(6)%
Table games drop	$1,020	$985	4%
Table games win	$222	$213	4%
Table games win %	21.8%	21.6%
Slot handle	$6,353	$6,868	(7)%
Slot win	$634	$694	(9)%
Slot win %	10.0%	10.1%

MGM China
The following table shows key gaming statistics for MGM China:

Three Months Ended June 30,	2026	2025	% Change
	(Dollars in millions)
Casino revenue	$956	$977	(2)%
Main floor table games drop	$3,815	$4,085	(7)%
Main floor table games win	$1,038	$1,021	2%
Main floor table games win %	27.2%	25.0%
Intercompany branding license fee expense for MGM China, which eliminates in consolidation, was $40 million in the current quarter and $19 million in the prior year quarter.

Unconsolidated Affiliates
The following table summarizes information related to the Company's share of operating income from unconsolidated affiliates:

Three Months Ended June 30,	2026	2025
	(In thousands)
BetMGM North America Venture	$23,097	$21,770
Other	2,741	4,090
	$25,838	$25,860

MGM Resorts Share Repurchases

During the second quarter of 2026, the Company repurchased approximately 4 million shares of its common stock for an aggregate amount of $164 million, pursuant to its repurchase plan. The remaining availability under the April 2025 stock repurchase plan was approximately $1.4 billion as of June 30, 2026. All shares repurchased under the Company's repurchase plan have been retired.

Conference Call Details
MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today, which will include a brief discussion of the results followed by a question and answer session. In addition, supplemental slides will be posted prior to the start of the call on MGM's Investor Relations website at http://investors.mgmresorts.com.

The call will be accessible via the internet through http://investors.mgmresorts.com/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 3854404.

A replay of the call will be available through August 5, 2026. The replay may be accessed by dialing 1-855-669-9658 or 1-412-317-0088. The replay access code is 6498752.

"Segment Adjusted EBITDAR" is our reportable segment GAAP measure, which we utilize as the primary profit measure for our reportable segments and underlying operating segments. Segment Adjusted EBITDAR is a measure defined as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, preopening and start-up expenses, property transactions, net, triple net lease rent expense, income from unconsolidated affiliates, goodwill impairment, and also excludes corporate expense and stock compensation expense, which are not allocated to each operating segment. Triple net lease rent expense is the expense for rent to landlords under triple net operating leases for its domestic properties, the ground subleases of Beau Rivage and MGM National Harbor, and the land concessions at MGM China.

“Same-Store Segment Adjusted EBITDAR” is Segment Adjusted EBITDAR further adjusted to exclude the Segment Adjusted EBITDAR of disposed operating segments from the beginning of the reporting period through the date of disposition. Accordingly, for Regional Operations, we have excluded the Segment Adjusted EBITDAR of MGM Northfield Park for the periods prior to its disposition on April 21, 2026, as applicable.

Same-Store Segment Adjusted EBITDAR is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is useful in providing meaningful period-to-period comparisons of the results of the Company's operations for operating segments that were consolidated for the full period presented to assist users of the financial statements in reviewing operating performance over time. Same-Store Segment Adjusted EBITDAR should not be viewed as a measure of overall operating performance, considered in isolation, or as an alternative to the Company's reportable segment GAAP measure or net income, or as an alternative to any other measure determined in accordance with generally accepted accounting principles, because this measure is not presented on a GAAP basis, and is provided for the limited purposes discussed herein. In addition, Same-Store Segment Adjusted EBITDAR may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies, and such differences may be material. A reconciliation of the Company's reportable segment Segment Adjusted EBITDAR GAAP measure to Same-Store Segment Adjusted EBITDAR is included in the financial schedules in this release.

"Consolidated Adjusted EBITDA" is earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, preopening and start-up expenses, property transactions, net, and goodwill impairment. Consolidated Adjusted EBITDA information is a non-GAAP measure that is presented solely as a supplemental disclosure to reported GAAP measures because it is among the measures used by management to evaluate our operating performance, and because we believe this measure is widely used by analysts, lenders, financial institutions, and investors as a measure of operating performance in the gaming industry and as a principal basis for the valuation of gaming companies. We believe that while items excluded from Consolidated Adjusted EBITDA may be recurring in nature and should not be disregarded in evaluation of our earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, we believe excluded items may not relate specifically to current operating trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when we are developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within our properties, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. However, Consolidated Adjusted EBITDA has limitations as an analytical tool, and should not be construed as an alternative or substitute to any measure determined in accordance with generally accepted accounting principles. For example, we have significant uses of cash flows, including capital expenditures, interest payments, income taxes, and debt principal repayments, which are not reflected in Consolidated Adjusted EBITDA. Accordingly, while we believe that Consolidated Adjusted EBITDA is a relevant measure of performance, Consolidated Adjusted EBITDA should not be construed as an alternative to or substitute for operating income or net income as an indicator of our performance, or as an alternative to or substitute for cash flows from operating activities as a measure of liquidity. In addition, other companies in the gaming and hospitality industries that report Consolidated Adjusted EBITDA may calculate Consolidated Adjusted EBITDA in a different manner and such differences may be material. A reconciliation of GAAP net income to Consolidated Adjusted EBITDA is included in the financial schedules in this release.

"Adjusted EPS" is diluted earnings or loss per share adjusted to exclude property transactions, net, net gain/loss related to equity investments for which we have elected the fair value option of ASC 825 and equity investments accounted for under ASC 321 for which there is a readily determinable fair value and net gain/loss related to our investments in debt securities, foreign currency transaction net gain/loss, and change in the fair value of foreign currency contracts.

Adjusted EPS is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because we believe this measure is useful in providing period-to-period comparisons of the results of our continuing operations to assist investors in reviewing our operating performance over time. We believe that while certain items excluded from Adjusted EPS may be recurring in nature and should not be disregarded in evaluating our earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, we believe certain excluded items, and items further discussed with respect to Consolidated Adjusted EBITDA above, may not relate specifically to current operating trends or be indicative of future results. Adjusted EPS should not be construed as an alternative to GAAP earnings per share as an indicator of our performance. In addition, Adjusted EPS may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies. A reconciliation of Adjusted EPS to diluted earnings per share can be found under "Adjusted EPS" included in this release.

RevPAR is hotel revenue per available room.

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global gaming and entertainment company with national and international destinations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 30 unique hotel and gaming destinations globally, including some of the most recognizable resort brands in the industry. The Company's 50/50 venture, BetMGM, LLC, offers sports betting and online gaming in North America through market-leading brands, including BetMGM and partypoker, and the Company's subsidiary, LV Lion Holding Limited, offers sports betting and online gaming through market-leading brands in several jurisdictions throughout Europe and Brazil. The Company is currently pursuing targeted expansion in Asia through an integrated resort development in Japan. Through its Focused on What Matters philosophy, MGM Resorts commits to creating a more sustainable future, while striving to make a bigger difference in the lives of its employees, guests and in the communities where it operates. The global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information, please visit us at www.mgmresorts.com. Please also connect with us @MGMResortsIntl on X as well as Facebook and Instagram.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to: the Company's expectations regarding its financial outlook (including expectations regarding group and convention bookings); the Company’s expectations regarding its consideration of any acquisition proposal from People Incorporated and any actions taken by the Company in respect of any such proposal, including with respect to the negotiation and entry (or failure to enter) into an agreement involving the acquisition of the Company’s equity interests or its business and its ability to consummate such a transaction on any timeline or at all; any benefits expected to be received from the Company's transactions and capital investments; the Company's ability to execute on its strategic plans, including the Company's development project in Japan; expectations regarding growth at MGM Digital, BetMGM North America Venture, or MGM China; expectations regarding events and experiences to be held at the Company’s properties; and the Company's ability to return capital to shareholders (including the timing and amount of any share repurchases). These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include: the effects of economic conditions and market conditions in the markets in which the Company and its unconsolidated affiliates (including BetMGM North America Venture) operate and competition with online gaming and sports betting operators and destination travel locations throughout the United States and the world; the design, timing and costs of expansion and capital investment projects in Japan and Dubai; changes in applicable laws or regulations, particularly with respect to iGaming and online sports betting; risks relating to domestic and international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions; disruptions in the availability of the Company's information and other systems or those of third parties on which the Company rely, through cyber-attacks, or otherwise; and additional risks and uncertainties described in the Company's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community
SARAH ROGERS
Senior Vice President of Corporate Finance & Treasurer
srogers@mgmresorts.com

HOWARD WANG
Vice President of Investor Relations
hwang@mgmresorts.com

News Media
BRIAN AHERN
Executive Director of Communications
media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Revenues
Casino	$2,383,185	$2,329,798	$4,762,040	$4,581,946
Rooms	849,143	860,401	1,716,997	1,723,809
Food and beverage	802,332	778,179	1,607,172	1,548,352
Entertainment, retail and other	416,333	436,492	819,502	827,845
	4,450,993	4,404,870	8,905,711	8,681,952
Expenses
Casino	1,349,281	1,333,850	2,698,833	2,578,160
Rooms	276,390	272,066	561,666	552,915
Food and beverage	582,734	576,633	1,159,014	1,136,928
Entertainment, retail and other	263,346	262,880	516,766	497,309
General and administrative	1,263,260	1,213,691	2,546,092	2,378,589
Corporate expense	131,433	124,096	268,653	266,447
Preopening and start-up expenses	112	849	1,089	934
Property transactions, net	(286,695)	125	(272,475)	15,593
Goodwill impairment	111,019	—	111,019	—
Depreciation and amortization	282,315	241,975	546,040	478,419
	3,973,195	4,026,165	8,136,697	7,905,294
Income from unconsolidated affiliates	25,838	25,860	35,864	12,964
Operating income	503,636	404,565	804,878	789,622
Non-operating income (expense)
Interest expense, net of amounts capitalized	(102,129)	(105,584)	(202,818)	(212,853)
Non-operating items from unconsolidated affiliates	2,525	(4,055)	18	(3,793)
Other, net	9,488	(161,170)	13,691	(172,436)
	(90,116)	(270,809)	(189,109)	(389,082)
Income before income taxes	413,520	133,756	615,769	400,540
Provision for income taxes	(90,731)	(15,662)	(118,188)	(55,715)
Net income	322,789	118,094	497,581	344,825
Less: Net income attributable to noncontrolling interests	(30,356)	(69,143)	(80,012)	(147,320)
Net income attributable to MGM Resorts International	$292,433	$48,951	$417,569	$197,505

Earnings per share
Basic	$1.12	$0.18	$1.61	$0.70
Diluted	$1.11	$0.18	$1.59	$0.70
Weighted average common shares outstanding
Basic	254,018	273,329	255,193	280,199
Diluted	257,758	275,615	258,327	282,328

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$2,547,380	$2,062,994
Accounts receivable, net	1,218,354	1,122,940
Inventories	123,371	124,535
Income tax receivable	1,612	220,154
Prepaid expenses and other	513,236	486,419
Assets held for sale	—	315,382
Total current assets	4,403,953	4,332,424
Property and equipment, net	6,182,784	6,305,614
Investments in and advances to unconsolidated affiliates	637,534	536,066
Goodwill	4,768,737	4,901,960
Other intangible assets, net	1,258,099	1,356,676
Operating lease right-of-use assets, net	21,659,125	23,002,707
Deferred income taxes	117,192	89,792
Other long-term assets, net	820,902	848,547
	$39,848,326	$41,373,786
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts and construction payable	$422,884	$421,502
Accrued interest on long-term debt	72,345	71,845
Other accrued liabilities	2,803,719	2,993,179
Liabilities related to assets held for sale	—	25,581
Total current liabilities	3,298,948	3,512,107
Deferred income taxes	2,600,028	2,617,067
Long-term debt, net	6,068,442	6,230,141
Operating lease liabilities	23,778,515	24,962,742
Other long-term obligations	726,335	775,411
Total liabilities	36,472,268	38,097,468
Redeemable noncontrolling interests	8,404	21,777
Stockholders' equity
Common stock, $0.01 par value: authorized 1,000,000,000 shares, issued and outstanding 251,586,206 and 258,323,143 shares	2,516	2,583
Capital in excess of par value	—	—
Retained earnings	2,308,750	2,106,836
Accumulated other comprehensive income	202,509	320,498
Total MGM Resorts International stockholders' equity	2,513,775	2,429,917
Noncontrolling interests	853,879	824,624
Total stockholders' equity	3,367,654	3,254,541
	$39,848,326	$41,373,786

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – REVENUE
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Las Vegas Strip Resorts	$2,170,045	$2,114,692	$4,350,475	$4,290,812
Regional Operations	924,098	964,612	1,842,008	1,865,031
MGM China	1,100,881	1,110,093	2,222,916	2,137,565
MGM Digital	196,308	163,861	379,049	291,919
Management and other operations	59,661	51,612	111,263	96,625
	$4,450,993	$4,404,870	$8,905,711	$8,681,952

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
SUPPLEMENTAL DATA – SEGMENT ADJUSTED EBITDAR AND CONSOLIDATED ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Las Vegas Strip Resorts	$735,118	$710,496	$1,484,325	$1,521,656
Regional Operations	280,216	308,656	539,653	587,698
MGM China	256,709	301,342	530,183	586,907
MGM Digital(1)	(30,884)	(25,698)	(56,486)	(60,091)
Unconsolidated affiliates - BetMGM and other(2)	25,838	25,860	35,864	12,964
Management and other operations	31,610	20,230	58,156	41,994
Stock compensation	(15,668)	(16,454)	(50,770)	(45,076)
Triple net lease rent expense	(552,188)	(564,416)	(1,116,815)	(1,128,891)
Corporate(3)	(120,364)	(112,502)	(233,559)	(232,593)
Consolidated Adjusted EBITDA	$610,387	$647,514	$1,190,551	$1,284,568
Additional Information:

Non-cash rent(4)	$96,154	$106,212	$198,501	$217,349
(1)MGM Digital consists of LeoVegas and other consolidated subsidiaries that offer interactive gaming.
(2)Represents the Company's share of operating income of unconsolidated affiliates.
(3)Includes amounts related to MGM China of $14 million and $28 million for current quarter and current year, respectively, and of $13 million and $23 million for prior year quarter and prior year, respectively.
(4)Represents the excess of expense over cash paid related to triple net operating and ground leases.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO
CONSOLIDATED ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net income attributable to MGM Resorts International	$292,433	$48,951	$417,569	$197,505
Plus: Net income attributable to noncontrolling interests	30,356	69,143	80,012	147,320
Net income	322,789	118,094	497,581	344,825
Provision for income taxes	90,731	15,662	118,188	55,715
Income before income taxes	413,520	133,756	615,769	400,540
Non-operating (income) expense:
Interest expense, net of amounts capitalized	102,129	105,584	202,818	212,853
Other, net	(12,013)	165,225	(13,709)	176,229
	90,116	270,809	189,109	389,082
Operating income	503,636	404,565	804,878	789,622
Preopening and start-up expenses	112	849	1,089	934
Property transactions, net	(286,695)	125	(272,475)	15,593
Goodwill impairment	111,019	—	111,019	—
Depreciation and amortization	282,315	241,975	546,040	478,419
Consolidated Adjusted EBITDA	$610,387	$647,514	$1,190,551	$1,284,568

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES
RECONCILIATIONS OF REGIONAL OPERATIONS REVENUE TO REGIONAL OPERATIONS SAME-STORE REVENUE AND REGIONAL OPERATIONS SEGMENT ADJUSTED EBITDAR TO REGIONAL OPERATIONS SAME-STORE SEGMENT ADJUSTED EBITDAR
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Regional Operations revenue	$924,098	$964,612	$1,842,008	$1,865,031
Dispositions (1)	(20,518)	(85,464)	(104,468)	(164,005)
Regional Operations same-store revenue	$903,580	$879,148	$1,737,540	$1,701,026

Regional Operations Segment Adjusted EBITDAR	$280,216	$308,656	$539,653	$587,698
Dispositions (1)	(9,441)	(37,909)	(44,464)	(71,166)
Regional Operations Same-Store Segment Adjusted EBITDAR	$270,775	$270,747	$495,189	$516,532

(1)Reflects the revenue and Segment Adjusted EBITDAR of MGM Northfield Park, as applicable, for the period prior to its disposition.